Exhibit 23.6

Shanghai iResearch Co., Ltd

BY FACSIMILE AND COURIER

Giant Interactive Group Inc.

2/F, No. 29 Building

396 Guilin Road

Shanghai 200233

People’s Republic of China

Re:	Consent of Shanghai iResearch Co., Ltd. (“iResearch”)

We understand that Giant Interactive Group Inc. plans to file a registration statement on Form F-1 (“Registration Statement”) with the U.S. Securities and Exchange Commission. We hereby consent to the filing of this letter as an exhibit to the Registration Statement, and to the use therein under the heading of “Business” of our name and data sourced from the publications of iResearch.

Shanghai iResearch Co., Ltd.

By:	/s/ Lei Zou
Name:	Lei Zou
Title:	Vice President
Date:	October 17, 2007